Filed Pursuant To Rule 433

Registration No 333-286293

September 19, 2025

Q3 2025 GDLC Grayscale CoinDesk Crypto 5 ETF For investment professional use only info@grayscale.com 866-775-0313

Grayscale CoinDesk Crypto 5 ETF (GDLC) Why GDLC Grayscale CoinDesk Crypto 5 ETF (“GDLC” or the “Fund”) has filed a registration statement (including a prospectus) with the SEC for its offering to which this communication relates. Before you invest, you should read the prospectus in such registration statement and other documents the Fund has filed with the SEC for more complete information about such Fund and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you such prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. There is no guarantee that a market for the shares will be available which will adversely impact the liquidity of the Fund. The value of the Fund relates directly to the value of the underlying digital assets, the value of which may be highly volatile and subject to fluctuations due to a number of factors. Cryptocurrency, as an asset class, is highly volatile, can become illiquid at any time, and is for investors with a high risk tolerance. Cryptocurrency may also be more susceptible to market manipulation than securities. It is not extensively regulated, but future regulation is possible. The CoinDesk 5 Index tracks the performance of the five largest and most liquid digital assets included in the CoinDesk 20 Index. COINDESK® and the Fund's applicable reference rate (the "Index") are trade or service marks of CoinDesk Indices, Inc. (with its affiliates, including CC Data Limited, “CDI”), and/or its licensors. CDI or CDI's licensors own all proprietary rights in the Index. CDI is not affiliated with Grayscale and does not approve, endorse, review, or recommend the Fund. CDI does not guarantee the timeliness, accurateness, or completeness of any data or information relating to any Index and shall not be liable in any way to Grayscale, investors in or holders of any of the Fund or other third parties in respect of the use or accuracy of any Index or any data included therein. Foreside Fund Services, LLC is the Marketing Agent and Grayscale Investments Sponsors, LLC is the Sponsor of GDLC. The Grayscale CoinDesk Crypto 5 represents over 90% of the digital asset market with over $3 Trillion of market capitalization Grayscale CoinDesk Crypto 5 ETF is the first U.S. multi-asset crypto ETP tracking the 5 largest and most liquid cryptocurrencies, capturing 90% of crypto's total investable market capitalization. Exposure to core cryptocurrencies: Through broad exposure to crypto “large caps”, GDLC delivers a  more holistic exposure to the asset class and can help investors access the crypto market's potential beyond any individual cryptocurrency. Automatic rebalancing: GDLC automatically rebalances on a quarterly basis, ensuring the fund continuously and accurately reflects the evolving market leadership in crypto. Powered by CoinDesk Indices: Tracks the CoinDesk 5 Index, developed by CoinDesk Indices, a leading crypto index provider. GDLC is not registered under the Investment Company Act of 1940 (or the 40 Act) and therefore is not subject to the same regulations and protections as 40 Act registered ETFs and mutual funds. 1 Since July 1, 2022, the Fund Components have consisted of the digital assets that make up the CoinDesk 5 Index (the "CD5"), as rebalanced from time to time, subject to Grayscale Investments' (the Manager) discretion to exclude individual digital assets in certain cases. The CD5 is designed and managed by CoinDesk Indices, Inc. (in this capacity, the "Index Provider"). Source: CoinDesk, CoinGecko as of 8/31/25 The Crypto 5 Market-Cap Weighted Index Meet the 5 assets comprising GDLC: Bitcoin: The original cryptocurrency, Bitcoin is designed  to be scarce and censorship resistant, operating within  a decentralized and secure network. It is the most recognized and widely held crypto asset, often seen  as a potential hedge against inflation and fiat currency devaluation. Ethereum: The leading smart contract platform  powering decentralized applications (dApps). Ethereum introduced programmable blockchain infrastructure, enabling innovations like Decentralized Finance (DeFi),  Non-Fungible Tokens (NFTs), and Decentralized Autonomous Organizations (DAOs). XRP: A crypto asset optimized for fast, low-cost  cross-border payments. XRP is central to Ripple’s enterprise-focused payment solutions and aims  to modernize global money transfers by bridging  traditional finance and blockchain technology. Solana: A high-performance blockchain known for  its speed and low transaction costs. Solana is built for scalability, supporting a wide range of DeFi, gaming, and  NFT applications. Its unique consensus model (Proof  of History + Proof of Stake) enables high throughput  and rapid growth. Cardano: A research-driven blockchain focused  on security, sustainability, and scalability. Cardano  uses peer-reviewed academic research to guide development and emphasizes formal methods.  It targets global use cases, including identity  and financial access in emerging markets. The CD5 tracks the digital asset market at near 1 correlation while providing cumulative returns greater than the broad digital asset market Cumulative Return CoinDesk 5 Index 30-day Correlation Source: Grayscale, CoinDesk, Artemis as of 8/31/25 Past performance is not a guarantee of future results. Index performance is not illustrative of fund performance. It is not possible to invest directly in an index. Fund Composition (as of 9/18/2025) BTC Bitcoin72% ETH Ethereum17% XRP XRP 6% SOL Solana 4% AVAX Avalanche 1% Why Grayscale Grayscale is the world’s largest digital asset-focused investment platform and offers the widest selection of crypto investment products in the U.S. Founded in 2013, Grayscale has established  over a decade of specialized expertise and pioneered the model  of offering exposure to cryptocurrencies. Institutional and individual investors alike look to Grayscale as a trusted leader and partner  as they explore this asset class. Holdings are subject to change without notice. Percentages may not total 100% due to rounding. info@grayscale.com 866-775-0313 For Investment Professional Use Only

Grayscale CoinDesk Crypto 5 ETF (GDLC) Fig 1 The Grayscale CoinDesk Crypto 5 ETF represents over 90% of the Digital Asset Market With over $3 Trillion in Market capitalization CD5 Market Cap CD5 percent of total crypto Source: CoinDesk Coingecko as of 8/31/25 Fig 2 The CD5 tracks the digital asset market near 1 correlation while providing cumulative returns greater than the board digital asset market source grayscale, artemis as of 8/31/25 Past performance is not a guarantee of future results. Index performance is not illustrative of fund performance. It is not possible to invest directly in an index. Market-cap weighted index coin-desk 5 index why grayscale. Grayscale is the worlds largest digital asset-focused investment platform and offers the widest selection of crypto investment products in the U.S. Founded in 2013, Grayscale has established over a decade of specialized expertise and pioneered the modal of offering exposure to cryptocurrencies. Institutional and individual investors alike look to grayscale as a trusted leader and partner as they explore this asset class. For investment professional use only infor@grayscale.com 866-7750313

Grayscale CoinDesk Crypto 5 ETF (“GDLC” or the “Fund”) has filed a registration statement (including a prospectus) with the SEC for its offering to which this communication relates. Before you invest, you should read the prospectus in such registration statement and other documents the Fund has filed with the SEC for more complete information about such Fund and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you such prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. There is no guarantee that a market for the shares will be available which will adversely impact the liquidity of the Fund. The value of the Fund relates directly to the value of the underlying digital assets, the value of which may be highly volatile and subject to fluctuations due to a number of factors. Cryptocurrency, as an asset class, is highly volatile, can become illiquid at any time, and is for investors with a high risk tolerance. Cryptocurrency may also be more susceptible to market manipulation than securities. It is not extensively regulated, but future regulation is possible. The CoinDesk 5 Index tracks the performance of the five largest and most liquid digital assets included in the CoinDesk 20 Index. COINDESK® and the Fund's applicable reference rate (the "Index") are trade or service marks of CoinDesk Indices, Inc. (with its affiliates, including CC Data Limited, “CDI”), and/or its licensors. CDI or CDI's licensors own all proprietary rights in the Index. CDI is not affiliated with Grayscale and does not approve, endorse, review, or recommend the Fund. CDI does not guarantee the timeliness, accurateness, or completeness of any data or information relating to any Index and shall not be liable in any way to Grayscale, investors in or holders of any of the Fund or other third parties in respect of the use or accuracy of any Index or any data included therein. Foreside Fund Services, LLC is the Marketing Agent and Grayscale Investments Sponsors, LLC is the Sponsor of GDLC

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.